TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

This TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT (this “Agreement”), dated as of March 1, 2016, is entered into by and between CORNERSTONE STRATEGIC VALUE FUND, INC., a Maryland corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company (“AST”).

1.            Appointment as Transfer Agent; Additional Services; Reunification Rights.

(a)            Subject to the terms set forth herein, the Company hereby appoints AST to act as the sole transfer agent and registrar (the “Transfer Agent”) for the common stock of the Company and for any other securities set forth on Exhibit A (such Exhibit to be update as necessary from time to time) (the “Shares”), and AST hereby accepts such appointment and agrees to perform the services set forth on Exhibit B (the “Services”).

(b)            The Company shall deliver to AST the following by no later than March 1, 2016: (i) a certificate of incumbency evidencing the identity, authority and capacity of the officers of the Company who are authorized to execute written instructions and requests to AST in connection with this Agreement (the “Incumbency Certificate”); and (ii) a certified copy of the certificate of incorporation and by-laws of the Company and, on a continuing basis, any amendments thereto, which shall be provided to AST as soon as practicable following the execution of such amendments.

(c)            AST shall identify, report and deliver all unclaimed Shares and related unclaimed property to all states and jurisdictions for the Company in accordance with applicable abandoned property law. Prior to escheating any unclaimed property, AST may select and use the services of a shareholder locating service provider (the “Provider”) to locate and contact Shareholders (as defined below) with their assets. These shareholder locating services shall be done at no cost to the Company; provided, however, that the Provider may compensate AST for processing and other services.

2.            Representations and Warranties; Covenants.

(a) The Company represents and warrants to AST that (i) it is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and do not contravene the Company’s certificate of incorporation, by-laws or any applicable law, rule or regulation; and (iii) this Agreement is valid and binding on the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(a)            All Shares issued and outstanding as of the date hereof, or to be issued during the Term (as defined below), are and/or shall be duly authorized, validly issued, fully paid and non-assessable. All Shares are or, with respect to Shares that will be issued, will be duly registered under the Securities Act of 1933 (as amended, the “Securities Act”) and the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Any Shares that were not so registered were or will be issued or transferred in a transaction or series of transactions that is exempt from registration under applicable law, and all Shares issued or to be issued bear or shall bear all applicable legends.

(b)            The Company shall advise AST promptly in writing of any changes to its capital structure, and the Company shall promptly provide AST with board resolutions authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares.

3.            Compensation.

(a)            As consideration for the Services, the Company shall pay to AST the non-refundable fees set forth on Exhibit C (the “Fees”). In the event that the Company requests that AST provide services not contemplated by this Agreement, the Company shall pay to AST additional fees in an amount to be mutually agreed to by the parties hereto at such time.

(b)            The Company shall reimburse AST for all reasonable and documented expenses incurred in connection with this Agreement (including, without limitation, any fees and disbursement of counsel incurred by AST during the Term or thereafter to respond to subpoenas requesting copies of the Company’s records). AST may request the right to request advance payment for out-of-pocket expenses.

(c)            If the Company retains a third party for any Services, then the Company shall reimburse AST for any costs and expenses relating to AST’s communication and/or coordination with such third party.

(d)            Following the termination of the Services for any reason, the Company shall pay to AST reasonable additional compensation for (i) the services relating to the delivery of records to the Company or to its successor transfer agent and (ii) the maintenance of any certificates received by AST after the termination hereof.

(e)            The Company agrees to pay all fees and reimbursable expenses within twenty (20) days following the receipt of a billing notice. Interest charges will accrue on unpaid balances outstanding for more than sixty (60) days.

4.            Performance of Services. If the Company breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, the Company does not cure such breach within forty-five (45) days of the breach, upon written notice to the Company, AST shall have the right to either immediately terminate this Agreement or suspend the Services. If AST elects to suspend the Services, it shall not be obligated to serve as Transfer Agent, and the suspension of the Services shall not affect AST’s rights and remedies hereunder.

5.            AST as Distributor of Funds. All funds received by AST for distribution on behalf of the Company will, if so requested, be deposited by AST in a segregated deposit account. Upon the Company’s written request, AST shall deliver to the Company copies of the deposit account statements, it being understood that AST shall not be responsible for the reconciliation of funds in the deposit accounts.

6.            Confidentiality.

(a)            AST shall preserve the confidentiality of all material non-public information provided by the Company or its agents for AST’s use in providing the Services (the “Confidential Information”), and shall not publish, disclose or otherwise divulge, such Confidential Information without the Company’s prior written consent, except to its officers, directors, agents, or employees on a confidential and need-to- know basis.

(b)            Nothing herein shall prevent AST from disclosing any such Confidential Information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case AST agrees, to the extent practicable and not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (ii) upon the request or demand of any regulatory authority having jurisdiction over AST (in which case AST agrees, to the extent practicable and not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (iii) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by AST in violation of any confidentiality obligations owing to the Company or any of its respective affiliates, (iv) to the extent that such information is received by AST from a third party that is not, to AST’s best knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Company or its respective affiliates or related parties, and (v) to the extent such information was independently and lawfully developed by AST without the use of any Confidential Information.

(c)            AST shall keep all records relating to the Services (the “Records”), in the form and manner as it may deem advisable in accordance with the requirements of law. Notwithstanding the foregoing, AST shall be entitled to destroy or otherwise dispose of records in accordance with AST’s standard document and record retention practices and/or procedures.

7.            Reliance; Limitation on Responsibilities.

(a)            AST may act and rely on, and shall incur no liability and shall be fully indemnified pursuant to Section 10 from any liability whatsoever in acting in accordance with, written or oral instructions received from any individual that AST believes in good faith to be an officer, authorized agent or employee of the Company, unless the Company shall have advised AST in writing that it is entitled to act and rely only on written instructions of certain authorized officers of the Company identified in the Incumbency Certificate; provided that the Company shall notify AST as soon possible if there are any changes to the Incumbency Certificate and, no later than the each annual anniversary date of the Effective Date, shall (i) confirm in writing to AST that the Incumbency Certificate is effective in all respects or (ii) deliver to AST an updated Incumbency Certificate. Without limiting the foregoing, AST may act and rely on advice, opinions or instructions received from the Company’s legal counsel.

(b)            Without limiting the provisions in Section 7(a), AST may act and rely on, and shall incur no liability and shall be fully indemnified pursuant to Section 10 from any liability whatsoever in acting in accordance with, (i) any writing or other instruction that AST believes in good faith to have been furnished by or on behalf of the Company or a holder of one or more Shares (each, a “Shareholder”), including (without limitation) any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security (collectively, the “Delivered Documents” and each, a “Delivered Document”); (ii) any statement of fact in a Delivered Document that AST does not believe in good faith to be inaccurate; (iii) the apparent authority of any person to act on behalf of the Company or a Shareholder; (iv) the genuineness of all signatures on a Delivered Document; (v) the authenticity of the Delivered Documents submitted to AST as originals; and (vi) the conformity with originals of the Delivered Documents submitted to AST as copies. Further, AST shall be entitled to rely on any information, records and documents provided to AST by the Company’s former transfer agent or former registrar.

(c)            AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presenters; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may delay or decline the issuance or transfer if it deems it to be in its or the Company’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Company, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of the Company and any predecessor transfer agent or predecessor registrar. AST shall not be deemed to have notice of, or be required to inquire regarding, any provision of the Company’s charter or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Company, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it.

8.            Limitations on AST’s Liability. Without limiting any of the provisions set forth in Sections 3, 8 and 10, in no event will AST’s liability arising out of or related to this Agreement, whether arising out of or related to breach of contract, tort or otherwise, exceed the aggregate amount of the Fees (for the avoidance of doubt, excluding expenses) paid by the Company in the twelve (12) month period immediately preceding the event giving rise to the applicable claim of liability.

9.            Indemnification. (a) The Company hereby agrees to indemnify and hold harmless AST and its affiliates and its and their officers, directors, employees, advisors, agents, other representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject to arising out of or in connection with this Agreement and the Services or any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by the Company or any of its affiliates, and to reimburse each such Indemnified Person upon demand for any reasonable, documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity shall not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the event that an Indemnified Person is requested or required to appear as a witness or is deposed in any action brought by or on behalf of or against the Company or any of its subsidiaries or affiliates in which such Indemnified Person is not named as a defendant, the Company agrees to reimburse such Indemnified Person for all reasonable expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel. To the fullest extent permitted by applicable law, no party hereto shall be liable to any other party hereto on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

(b)            AST agrees to notify the Company promptly of the assertion of any Proceeding against any Indemnified Person; and the Company agrees to notify AST promptly of the assertion of any Proceeding against the Company, or any of its officers, directors, employees, advisors, agents, other representatives and controlling persons in connection with the Exchange Offer, in which event AST agrees to assume sole responsibility of promptly notifying any of the relevant Indemnified Person of any such assertion. At the Company’s election, unless there is a conflict of interest, the defense of the Indemnified Persons shall be conducted by the Company’s counsel. Notwithstanding the foregoing, AST may employ separate counsel to represent it or defend AST or an Indemnified Person in such Proceeding, and the Company will pay any reasonable, documented legal or other out-of-pocket expenses of counsel if AST or such Indemnified Person reasonably determines, based on the advice of its legal counsel, that there are defenses available to AST or such Indemnified Person that are different from, or in addition to, those available to the Company, or if an actual or potential conflict of interest between AST or the Indemnified Person and the Company makes representation by the Company’s counsel not advisable; provided that, unless there is an actual or potential conflict of interest, the Company will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single Proceeding. In any Proceeding the defense of which the Company assumes, the Indemnified Persons shall be entitled to participate in such Proceeding and retain its own counsel at such Indemnified Person’s own expense.

(c)            The Company shall not be liable for any settlement of any Proceedings effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Company’s written consent or if there is a final judgment for the plaintiff in any such Proceedings, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with Section 10(a). The Company shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person, unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and
(ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

10.            Force Majeure. No party hereto shall be liable or responsible to the Company, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation, (a) acts of God; (b) flood, fire or explosion; (c) war, invasion, riot or other civil unrest; (d) actions, embargoes or blockades in effect on or after the date of this Agreement; (e) national or regional emergency; (f) strikes, labor stoppages or slowdowns or other industrial disturbances; (g) compliance with any law or governmental order, rule, regulation or direction, or any action taken by a governmental or public authority, including but not limited to imposing an embargo, export or import restriction, quota or other restriction or prohibition, or failing to grant a necessary license or consent; or (h) any other event which is beyond the reasonable control of such party (each of the foregoing, a “Force Majeure Event”). A party whose performance is affected by a Force Majeure Event shall give notice to the other party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event; provided that the Company shall not be entitled to terminate this Agreement pursuant to Section 15(b).

11.            No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only AST and the Company and their respective successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries of this Agreement.

12.            Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.            Jurisdiction and Venue. It is agreed that any Proceeding arising out of or based upon this Agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District. Service of any process by registered mail addressed to each party at the respective address above shall be effective service of process against such party for Proceeding brought in any such court. Each party hereto (a) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the Services in any New York State court or in any such Federal court, (b) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, and (c) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF ANY SERVICES HEREUNDER.

14.            Assignment. AST may assign this Agreement or any rights granted thereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of AST’s assets or business without the prior written consent of the Company.

15.            Term; Termination.

(a)            The term of this Agreement (the “Term”) shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of one year. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

(b)            This Agreement may be terminated, without any penalty, (i) by either of party upon ninety (90) days’ prior written notice; or (ii) by either party, effective upon written notice to the other party (the “Defaulting Party”), if the Defaulting Party:

(i)            materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within thirty (30) days after receipt of written notice of such breach.

(ii)            (v) becomes insolvent or admits its inability to pay its debts generally as they become due; (w) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven business days or is not dismissed or vacated within forty-five (45) days after filing; (x) is dissolved or liquidated or takes any corporate action for such purpose; (y) makes a general assignment for the benefit of creditors; or (z) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c)            Upon termination of this Agreement, upon the Company’s request, AST shall promptly surrender the Records to the Company or the successor transfer agent provided that on and in accordance with its request, provided that the Company has satisfactorily performed its obligations under Sections 3 and 9 hereof, to the extent applicable.

16.            Miscellaneous.

(a)            The compensation, confidentiality, reimbursement, indemnification, jurisdiction, governing law, and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of the termination of this Agreement. No amendment or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Agreement is the only Agreement between the parties hereto with respect to the matters contemplated hereby and sets forth the entire understanding of the parties with respect thereto. This Agreement and the obligations hereunder of each party hereto shall not be assignable by such party without the prior written consent of the other party hereto (such consent not to be unreasonably withheld, delayed or conditioned); provided that AST may assign this Agreement and its rights and obligations hereunder, in whole or in part, to an affiliate thereof or in connection with its reorganizations or to any successors of all or a majority of AST’s assets or business without the prior consent of the Company.

(b)            This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or in “.pdf” or “.tif” form shall be effective as delivery of a manually executed counterpart of this Agreement. If any provision of this Agreement shall be held illegal or invalid by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.

17.            Notices. The address of the Company to which notices may be sent is Cornerstone Strategic Value Fund, Inc., c/o AST Fund Solutions, LLC, 48 Wall Street, 22nd floor, New York, New York 10005. The address of AST to which notices may be sent is 6201 15th Avenue, Brooklyn, New York 11219, Attention: Legal Department.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized, as of the date first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Carlos Pinto
	Name:	Carlos Pinto
	Title:	Senior Vice President

CORNERSTONE STRATEGIC VALUE FUND, INC.

By:	/s/ Ralph Bradshaw
Name:
Title:

EXHIBIT A

The Company is authorized to issue the following Shares:

CLASS OF STOCK	PAR VALUE	NUMBER OF SHARES/ UNITS AUTHORIZED
Common Stock	$0.001	100,000,000

EXHIBIT B

ACCOUNT MAINTENANCE AND RECORDKEEPING
•	Open new accounts, consolidate and close shareholder accounts

•	Maintain all shareholder accounts

•	Process address changes, including seasonal addresses

•	Place, maintain and remove stop transfers

•	Post all debit and credit certificate transactions

•	Perform social security solicitation

•	Handle shareholder and broker inquiries, including internet correspondence

•	Respond to requests for audit confirmations

REGULATORY COMPLIANCE
•	Issue audit confirmations to company's auditors

•	Perform OFAC searches

STOCK AUDIT / CONTROL BOOK FUNCTIONS
•	Maintain accurate records of outstanding shares

•	Respond to requests for audit confirmations

•	Provide web access to the total outstanding share balances for any date after 1996/ a list of transactions affecting outstanding shares within a specified date range

•	Track client-specified reserve accounts

CERTIFICATE AND SECURITY ISSUANCE FUNCTIONS
•	Process all routine transfers

•	Post all debit and credit certificate transactions

•	Create book entry DRS positions

•	Participate in the DRS profile system, allowing broker “sweeps” of registered positions

•	Interface electronically with DTC/CEDE & CO.

•	Mail newly-issued DRS advices to shareholders

•	Issue stock options through the DWAC System. Optionee accounts at brokerage houses are credited the same day that instructions are received

•	Process legal transfers and transactions requiring special handling

•	Provide e-mail access for the same day issuance of stock options

•	Provide daily reports of processed transfers

REPORTING
•	Email daily of all transfer activity detail to company designated personnel

•	Furnish unlimited shareholder list, sorted by company-designated criteria

•	Provide unlimited sets of mailing labels

LISTS AND MAILINGS
•	Enclose multiple proxy cards to same household in one envelope (when applicable)

•	Monitor and suppress undeliverable mail until correct address is located

•	Furnish unlimited shareholder lists, in any sequence

•	Provide geographical detail reports of all stocks issued/surrendered over a specific period

•	Provide unlimited sets of mailing labels

WEB-BASED ORIGINAL ISSUANCE (OI) / DWAC SYSTEM 1

1	AST does not charge a fee for DWAC processing, your broker may charge your company for fees incurred from receipt of shares.

•	Facilitate Deposit/Withdrawal At Custodian (DWAC) and original issuances initiated from the client’s desktop via the internet

•	Credit (generally) DWACs within one hour of receipt

•	Facilitate client-entry of data for original issuance, ensuring that information is presented exactly as requested

•	Allow multiple requests to be submitted on the same form at the same time

•	Generate instant e-mail notification of submissions

•	Notify client via email when matching broker instructions have not been received

•	Provide designated brokers the ability for brokers to log into the system and track the status of company-submitted items

•	Report daily and monthly transactions via e-mail

•	Enforce a built-in security procedure

TECHNOLOGY AND INTERNET ACCESS
Shareholders via the Internet

•	Retrieve account information (including outstanding certificates and checks) 24 hours a day, 7 days a week

•	Review frequently asked questions, including transfer requirements.

•	Download forms (e.g., affidavit of domicile, form W8/W9, letters of transmittal, stock power, etc.)

•	Change account addresses

•	Replace lost, stolen or non-received checks

•	Obtain a duplicate 1099 tax form

•	Sign up for electronic delivery (for example proxy materials)

•	Request a certificate for shares held in book-entry or plan form

•	Enroll to have dividends directed toward purchase of additional shares

•	Review concise and plain-English descriptions of current corporate actions and other significant company events

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•	Send e-mail inquiries concerning their account, or conduct an online chat session with one of our customer service representatives

SHAREHOLDERS VIA THE INTERACTIVE VOICE RESPONSE (IVR)
•	Obtain account-specific information, including account balance

•	Execute plan transactions, including sales and certification requests

•	Request a duplicate 1099 form, with delivery via mail or fax

•	Request a transfer package via mail or fax

•	Request forms to effect address changes, check replacements, and direct deposit enrollments

•	Obtain information pertaining to current corporate actions or other significant company events

SHAREHOLDER (INQUIRIES)
•	Distribute “welcome” material to new shareholders

•	Provide unlimited assistance to shareholders related to their securities holdings as they initiate account inquiries or perform transactions, including:

-	Guidance through common transactions

-	Explanations for transaction rejections and the corrective steps required to complete their request

•	Provide 24/7 account access via the internet and IVR telephonic system (unlimited)

•	Provide toll-free 800 number for shareholder-initiated telephone inquiries to our call center

•	Oversee the fulfillment process for potential investors

•	Issue replacement checks

CLIENT-DESIGNATED PERSONNEL VIA THE INTERNET
•	View and download detailed shareholder data, including: name, address of record, account number(s), number of shares held in certificate and book-entry form, historical dividend-related information and cost basis reporting information

•	Obtain total outstanding share balances for any date after 1996 and/or a list of transactions affecting outstanding shares within a specified date range

•	Utilize our reporting tool to generate comprehensive reports in a real-time environment, with immediate e-mail delivery

•	Issue stock options and effect delivery through the DWAC system

•	Update company profile and corporate information

AST's Control Books Tracking

-	Access the number of outstanding shares as of any given date

-	Elect to receive daily emails of control books information

-	Access transactions affecting the number of outstanding shares in a client-specified date range

AST's Proxy Central

-	Proxy reports (either summary or detail) by proposal

-	Voting status on the fifty largest accounts

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-	Shareholders attending your annual meeting

-	DTC position listing

-	Broker voting detail

ANNUAL SHAREHOLDER MEETING
•	Process proxy votes for routine/non-routine meetings

•	Imprint shareholders’ name on proxy cards

•	Mail material to shareholders (postage and processing fees will apply)

•	Prepare and transmit daily proxy tabulation reports to the company via email

•	Provide certified shareholder list via hard copy per request

•	Facilitate proxy distribution mailing

DIVIDEND DISBURSEMENT
•	Confirm in writing that the dividend notice was received

•	Prepare and calculate dividend payments

•	Coordinate dividend checks and enclosures mailing to the shareholders

•	Furnish one copy of the dividend register, hard copy or CD-ROM (if requested)

•	Answer shareholder inquiries relative to dividend payments

•	Place stop payment orders on reported lost dividend checks

•	Issue replacement dividend checks/sales checks

•	Provide copies of paid dividend checks upon request

•	Reconcile the dividend disbursing accounts maintained by AST

•	Report annual dividend income to shareholders on IRS form 1099-DIV

•	File annual tax information electronically to the internal revenue service.

•	Withhold and remit backup withholding taxes as required by the internal revenue service

•	Withhold foreign tax and file foreign tax reports as required by the internal revenue service.

•	Maintain custody and control of all undeliverable checks and forward returned items to shareholders upon notice of a current address

•	Mail year-end tax information to plan participants and the IRS

•	Produce all applicable tax forms

-	Mail year-end 1099 forms to shareholders

-	Furnish year-end 1099 tax forms to shareholders

-	Replace lost 1099 tax forms to shareholders

DIVIDEND REINVESTMENT PLAN ADMINISTRATION
•	Open and maintain participant accounts

•	Acknowledge and process reinvestment, direct debit and optional cash payments

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•	Mail quarterly dividend reinvestment statements within 5 business days of payable date

•	Correspond with plan participants

•	Mail proceeds to plan participants liquidating or terminating the plan

•	Provide periodic investment reports to the company

•	Process applicable cash distribution payments

•	Prepare and mailing checks to shareholders

•	Insert all required enclosures

SERVICE ADDENDUM
•	Handle reinvestment and/or cash investment transactions for all plan participant accounts

•	Prepare and mail or transmit a year to date detailed dividend reinvestment statement to each plan participant

•	Maintain plan accounts and establish new participant accounts via internet and mail

•	Provide for direct debit of shareowner accounts for optional cash, as required

•	Process book-to-book transfers and partial and full share sales

•	Process termination and withdrawal requests by internet, mail or telephone

•	Provide safekeeping for shares in the plan

•	Handle all plan inquiries

•	Prepare and mail tax form 1099/1099B/1042 to participants and related filings with the IRS

•	Mail or transmit prospectus and enrollment package as requested by potential or existing shareholders

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EXHIBIT C

The following is intended to be a comprehensive summary of the fees associated with the Services.

TRANSFER AGENT AND RELATED SERVICES All standard services listed on the Service Addendum attached hereto are included in the flat monthly fee.

Monthly Administration of Transfer Agent & Registrar Services	$1,050.00

SPECIAL SERVICES
Services not included in this fee proposal, but deemed necessary or desirable by the corporate issuer, may be subject to additional charges. Examples of such services include trustee/custodial services, exchange/tender offers and stock dividends.

OUT-OF-POCKET EXPENSES
Note that all customary out-of-pocket expenses will be billed in addition to the fees listed above. These charges include, but are not limited to: printing and stationery, freight and materials delivery, postage and handling.

The fees quoted in this schedule apply to services ordinarily rendered by AST and are subject to reasonable adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures or the cost of doing business demand. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST.

Services in addition to and not contemplated in this proposal, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.